800-225-3108 WoodmenLife.org 1700 Farnam Street. Omaha, NE 68102

April 28, 2026

Woodmen of the World Life Insurance Society

1700 Farnum Street

Omaha, NE 68102

Re:	Flexible Premium Deferred Variable Annuity Certificates

Ladies and Gentlemen,

I have served as counsel for Woodmen of the World Life Insurance Society (“Woodmen life”) in connection with the preparation and filing of the registration statement on Form N-4 (File Nos. 333-101231, 811-21254) (the “Registration Statement”) for Woodmen life Variable Annuity Account (the “Separate Account”), as such Registration Statement relates to certain individual flexible premium deferred variable annuity certificates (the “Certificates”) issued by Woodmen life.

I have examined the Certificates, corporate records and regulatory authorizations of Woodmenlife, and such additional documents and laws as I considered appropriate, and on the basis of such examinations, it is my opinion that Woodmen life is a fraternal benefit society duly organized and validly existing under the laws of the State of Nebraska and is duly authorized to sell variable annuity contracts, the Separate Account is a separate investment account of Woodmen life and is duly established and validly existing under the laws of the State of Nebraska, the Certificates have been duly authorized for sale by Woodmen life, and that the Certificates and interests therein, when issued as contemplated by the Registration Statement will, when sold, be legally issued and represent binding obligations of Woodmen life.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion and consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

/s/ Nicholas C Olari

Nicholas C Olari
Vice President, Chief Compliance & Privacy Official
Woodmen of the World Life Insurance Society

Woodmen of the World Life Insurance Society • Omaha, Nebraska